Exhibit 99.1

Badger Meter Appoints Tessa M. Myers to Board of Directors

MILWAUKEE--(BUSINESS WIRE)--February 27, 2019--Badger Meter, Inc. (NYSE:BMI) today announced that Tessa M. Myers, Vice President – North America Sales, Services and Solutions for Rockwell Automation (NYSE:ROK) has been appointed to its Board of Directors, effective immediately. The appointment of Ms. Myers increases the size of the Board to ten members.

Myers joined Rockwell Automation, the world's largest company dedicated to industrial automation and information, in 1999. She currently serves as Vice President – North America Sales, Services and Solutions where she has responsibility for driving market share growth, sales execution, and performance of the professional services and solutions business. She has worked extensively to accelerate the Connected Enterprise, the “smart manufacturing” transformation utilizing connected smart devices that access data and analytics to enable decision making. Prior to her current position, she served in a variety of roles of increasing responsibility including sales, channel management, business director (Singapore) and Regional Vice President-Canada. Myers holds a Bachelor of Science degree in Industrial Engineering from Purdue University and an MBA from the University of Michigan.

“Tessa brings deep knowledge and experience as it relates to marketing, engineering and Internet of Things (IoT) data and analytics connectivity with her background and wide ranging roles at Rockwell Automation. These skills will be especially valuable to the Board and management team as we continue to innovate our smart water solutions and expand globally,” said Kenneth C. Bockhorst, President and Chief Executive Officer of Badger Meter.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

CONTACT:
Karen Bauer at (414) 371-7276 kbauer@badgermeter.com